Exhibit (k)(5)

AMERICAN REAL ESTATE INCOME FUND

FORM OF AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

FEBRUARY 10, 2015

This Amended and Restated Expense Limitation Agreement (this “Agreement”) is by and between SEL Asset Management, LLC (the “Adviser”) and American Real Estate Income Fund (the “Trust”), on behalf of American Real Estate Income Fund, a series portfolio of the Trust (the “Fund”).

RECITALS

WHEREAS, the Trust is organized under the laws of the State of Delaware and registered with the Securities and Exchange Commission (“SEC”) as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser is a Delaware limited liability company registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement, dated as of the date hereof (the “Advisory Agreement”), pursuant to which the Adviser provides investment management services to the Fund for compensation based on the value of the average daily net assets of the Fund;

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund below the levels to which the Fund might otherwise be subject.

NOW THEREFORE, in consideration of the promises and mutual covenants herein, the parties hereto agree as follows:

1.	Expense Limitation

a.	Other Expenses Limit. To the extent that the “Other Expenses” incurred by the Fund in any fiscal year exceed the Maximum Annual Other Expenses Limit as defined in Section 1(b) below, such excess amount (the “Excess Amount”) shall be the liability of the Adviser. As used in this Agreement, the term “Other Expenses” includes all expenses incurred by the Fund (including offering expenses and the amortized portion of the Trust’s initial organization expenses incurred by the Adviser prior to the commencement of operations) except for the management fee paid to the Adviser and any Shareholder Servicing Fees that may be payable by the Fund. Notwithstanding the foregoing, “Other Expenses” does not include interest, taxes, brokerage commissions, expenditures which are capitalized in accordance with generally accepted accounting principles, dividends payable on securities sold short and other expenses related to short sales, acquired fund fees and expenses, and extraordinary expenses not incurred in the ordinary course of the Fund’s business.

b.	Maximum Annual Other Expenses Limit. The “Maximum Annual Other Expenses Limit” with respect the Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of the Fund.

c.	Method of Computation. To determine the Adviser’s liability with respect to the Excess Amount, each month the Other Expenses of the Fund shall be annualized as of the last day of the month. If the annualized Other Expenses for any month for the Fund exceed the Maximum Annual Other Expenses Limit, the Adviser shall remit to the Fund an amount that is sufficient to pay such Excess Amount.

d.	Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the payments remitted by the Adviser to the Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.	Reimbursement of Expense Reimbursements

a.	Reimbursement. If in any fiscal year in which the Advisory Agreement is in effect, the estimated aggregate Other Expenses of the Fund for the fiscal year are less than the Maximum Annual Other Expenses Limit for that year, the Adviser shall be entitled to reimbursement by the Fund, in whole or in part as provided below, of the payments remitted by the Adviser to the Fund pursuant to Section 1 hereof. The total amount of reimbursement to which the Adviser may be entitled (“Reimbursement Amount”) shall equal, at any time, the sum of all payments remitted by the Adviser to the Fund pursuant to Section 1 hereof that are not considered “Stale,” less any reimbursement previously paid by the Fund to the Adviser, pursuant to Section 2(b) hereof, with respect to such waivers and payments. Payments become “Stale” and are not permitted to be included in the Reimbursement Amount calculation three (3) years after they were originally paid. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

b.	Method of Computation. To determine the Fund’s payments, if any, to reimburse the Adviser for the Reimbursement Amount, each month the Other Expenses of the Fund shall be annualized as of the last day of the month. If the annualized Other Expenses of the Fund for any month are less than the Maximum Annual Other Expenses Limit, the Fund shall pay to the Adviser an amount sufficient to increase the annualized Other Expenses of the Fund to an amount no greater than the Maximum Annual Other Expenses Limit in effect at the time the Excess Amount paid the Adviser to which such reimbursement amount relates (determined of a “first-in-first-out” (FIFO) basis), provided that such amount paid to the Adviser will in no event exceed the total remaining Reimbursement

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Amount, and provided further that payment of such amount shall be subject to the approval of or ratification by the Trust’s Board of Trustees.

c.	Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Other Expenses of the Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Maximum Annual Other Expenses Limit.

d.	Limitation of Liability. The Adviser shall look only to the assets of the Fund for reimbursement under this Agreement and for payment of any claim hereunder, and neither the Trust, nor any other series portfolio of the Trust, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future shall be personally liable therefor.

3.	Term and Termination of Agreement. This Agreement will become effective February 10, 2015 and will continue in effect until the date set forth on Schedule A. This Agreement may be extended upon agreement of the parties, at which time Schedule A shall be amended to reflect the new term. This Agreement shall terminate:

a.	automatically upon the termination of the Advisory Agreement,

b.	upon the expiration of the term of this Agreement as set forth above, unless the parties have agreed to extend the term of this Agreement; or

c.	at any time without penalty by the Trust’s Board of Trustees.

4.	Miscellaneous.

a.	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

b.	Interpretation. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Declaration of Trust, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

c.	Definitions. Any question of interpretation of any term or provision of this Agreement, including, but not limited to, the management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

d.	Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the state of New York, without reference to the conflict of laws principles thereof.

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e.	Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been part of this Agreement.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AMERICAN REAL ESTATE INCOME FUND

By: ________________________________

Name: John H. Grady

Title: President, Treasurer and Secretary

SEL ASSET MANAGEMENT, LLC

By: ________________________________

Name:

Title:

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Schedule A

As amended February 10, 2015

Operating Expense Limits

Fund	Maximum Annual Other Expenses Limit	Expiration of Term of Agreement
American Real Estate Income Fund	1.40%	June 10, 2016

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